EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and to the use of our report dated February 16, 2010 with respect to the statement of revenues and certain expenses of City Plaza; our report dated April 9, 2010 with respect to the combined statement of revenues and certain expenses of GLB Encino, LLC and Glenborough Tierrasanta, LLC; our report dated March 23, 2011 with respect to the consolidated financial statements of Hudson Pacific Properties, Inc; our report dated November 22, 2010 with respect to the financial statements of Howard Street Associates, LLC; our report dated November 22, 2010 with respect to the statement of revenues and certain expenses of ECI Washington, LLC; our report dated November 22, 2010 with respect to the statement of revenues and certain expenses of Canpartners IV 222 Kearny, LLC; and our report dated April 14, 2011 with respect the statements of revenues and certain expenses of Rincon Center JV LLC, all included in Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-173487) filed with the Securities and Exchange Commission on April 26, 2011 and related Prospectus of Hudson Pacific Properties, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

April 26, 2011